Exhibit 10.33

February 5, 2007

Klee Kleber

80 McIntosh Lane

Bedford, NH 03110

Klee.kleber.wg94@wharton.upenn.edu

Dear Klee,

We are pleased to extend you an offer to join Rackspace Managed Hosting as the VP of Worldwide Marketing, beginning, March 19, 2007. Please note that the following offer is made contingent on your passing the Company’s pre-employment screening process, which includes a criminal background check, education verification and employment reference check.

We are offering you a bi-weekly salary of $7,692.31 which is $200,000 annualized. In addition, you will participate on the corporate EVA bonus plan with a personal, annualized target bonus percentage of 40% of base salary or $80,000.00. Also, you will be granted a total of 45,000 stock options in our parent corporation, Macro Holding, Inc., with an exercise price equal to the fair market value as determined by the Board of Directors. This valuation will be established as soon as possible. The stock options will vest over four years and will be issued pursuant to the Macro Holding, Inc. 2005 Non-Qualified Stock Option Plan and our standard form of Stock Option Agreement. We offer a relocation program that includes a direct payment by Rackspace to the moving company for your move and corporate housing in San Antonio.

The Company also offers an excellent benefits package including medical, dental, disability, life insurance and 401(k). You are eligible to begin your participation in our benefits on your hire date.

The contents of this letter do not form an employment contract or alter your at-will employment status. All Company personnel are at-will employees. This means that either the Company or the employee may terminate the employment relationship at any time, for any reason or no reason. Only the Chief Executive Officer or President may enter into any agreement to the contrary, whether verbal or written, with any employee. If such Chief Executive Officer or President should choose to enter into an agreement to the contrary, it must be a written agreement signed by one of such officers to be valid.

Again, we are pleased to represent Lanham Napier in offering you the opportunity to join Rackspace Managed Hosting.

Sincerely,

Rackspace Employee Services

I accept the offer to join Rackspace Managed Hosting as the VP of Worldwide Marketing and agree to the terms outlined above.

/s/ Klee Kleber	2/6/07
Signature	Date

THE MANAGED HOSTING SPECIALISTTM	9725 Datapoint Drive, Suite 100	|	San Antonio, TX 78229

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